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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
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                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Nohra                                 Guy
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   (Last)                           (First)             (Middle)

One Embarcadero Center, Suite 4050
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                                    (Street)

San Francisco,                    California          94111
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

deCODE genetics, Inc. ("DCGN")

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     July, 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [XX]  Director                            [_]  10% Owner
     [_]   Officer (give title below)          [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [XX]  Form filed by one Reporting Person
     [_]   Form filed by more than one Reporting Person
________________________________________________________________________________


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          Table I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:     7.
                                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          2.                       Code         ------------------------------- Owned at End   (D) or    Indirect
1.                        Transaction              (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security         Date                     ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                (month/day/year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock             7/21/00                    C               2,030,846   A               2,030,846      I(1)      Alta
                                                                                                                         California
                                                                                                                         Partners,
                                                                                                                         L.P.
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Common Stock             7/21/00                    C                  54,236   A                  54,236      I(1)      Alta
                                                                                                                         Embarcadero
                                                                                                                         Partners,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                                                          (Over)
                                                                 SEC 1474 (3-99)

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FORM 4 (CONTINUED)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                10.
                                                                                                      9.        Owner-
                                                                                                      Number    ship
                                                                                                      of        Form
            2.                                                                                        Deriv-    of
            Conver-                    5.                                 7.                          ative     Deriv-   11.
            sion                       Number of                          Title and Amount            Secur-    ative    Nature
            or                         Derivative      6.                 of Underlying      8.       ities     Secur-   of
            Exer-             4.       Securities      Date               Securities         Price    Bene-     ity:     In-
            cise     3.       Trans-   Acquired (A)    Exercisable and    (Instr. 3 and 4)   of       ficially  Direct   direct
            Price    Trans-   action   or Disposed     Expiration Date    ----------------   Deriv-   Owned     (D) or   Bene-
1.          of       action   Code     of(D)           (Month/Day/Year)           Amount     ative    at End    In-      ficial
Title of    Deriv-   Date     (Instr.  (Instr. 3,      ----------------           or         Secur-   of        direct   Owner-
Derivate    ative    (Month/  8)       4, and 5)       Date      Expira-          Number     ity      Month     (I)      ship
Security    Secur-   Day/     ------   ------------    Exer-     tion             of         (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)    Code V    (A) (D)        cisable   Date     Title   Shares     5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Alta
                                                                                                                         California
Series A                                                                  Common                                         Partners,
Preferred            7/21/00  C             2,030,846  Immed              Stock   2,030,846           -0-       I(1)     L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Alta
                                                                                                                         Embarcadero
Series A                                                                  Common                                         Partners,
Preferred            7/21/00  C                54,236  Immed              Stock      54,236           -0-       I(1)     L.C.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Alta
                                                                                                                         California
                                                                          Common                                         Partners,
Warrant(2)                                             10/30/97  8/26/05  Stock     244,416  $1.00    244,416   I(1)     L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Alta
                                                                                                                         Embarcadero
                                                                          Common                                         Partners,
Warrant(2)                                             10/30/97  8/26/05  Stock       5,584  $1.00      5,584   I(1)     L.C.
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:



(1) The reporting person is a member of Alta Embarcadero Partners, L.L.C. and general partner of Alta California Management Partners, L.P., which is a general partner of Alta California Partners, L.P. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(2) Upon closing of Issuer's public offering on July 21, 2000, the warrants exercisable for Series A Preferred Stock became exercisable for Common Stock.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





/s/ Guy Nohra                                                         8/8/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


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